UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 14, 2024

THE BOEING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-442	91-0425694
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

929 Long Bridge Drive, Arlington, VA	22202
(Address of principal executive offices)	(Zip Code)

(703) 414-6338
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 Par Value	BA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 14, 2024, The Boeing Company (“Boeing”) entered into a $10.0 billion supplemental credit agreement (the “Credit Agreement”) with BofA Securities, Inc. (“BofA”), Citibank, N.A. (“Citibank”), Goldman Sachs Lending Partners LLC (“Goldman”) and JPMorgan Chase Bank, N.A. (“JPMorgan”) as joint lead arrangers and joint book managers, Citibank as administrative agent and BofA, Goldman and JPMorgan as co-syndication agents, and a syndicate of lenders as defined in the Credit Agreement.

Under the Credit Agreement, Boeing will pay a funding fee of 0.50% of the aggregate principal amount of each advance made under the Credit Agreement. Under the Credit Agreement, Boeing will also pay a duration fee between 0.50% and 1.00% of the aggregate amount of outstanding advances and unused commitments under the Credit Agreement, which shall be payable 90 to 270 days after the closing date, as applicable. Borrowings under the Credit Agreement that are not based on the secured overnight funding rate (“SOFR”) will bear interest at an annual rate equal to the highest of (1) the rate announced publicly by Citibank, from time to time, as its “base” rate, (2) the federal funds rate plus 0.50% and (3) Adjusted Term SOFR (as defined in the Credit Agreement) for a period of one month plus 1.00%, in each case plus between 0.375% and 1.00%, depending on Boeing’s credit rating. Borrowings under the Credit Agreement that are based on SOFR will generally bear interest based on Adjusted Term SOFR (as defined in the Credit Agreement) plus between 1.375% and 2.00%, depending on Boeing’s credit rating. Commitments under the Credit Agreement are scheduled to terminate 120 days after the date of the Credit Agreement and any outstanding advances mature 364 days after the date of the Credit Agreement.

The Credit Agreement contains customary terms and conditions, including covenants restricting Boeing’s ability to permit consolidated debt (as defined in the Credit Agreement) in excess of 60% of Boeing’s total capital (as defined in the Credit Agreement) or to incur liens in excess of $250 million or merge or consolidate with another entity unless Boeing is the surviving entity. Events of default under the Credit Agreement include: (1) failure to pay outstanding principal or interest within five business days of when due, (2) determination that any representation or warranty was incorrect in any material respect when made, (3) failure to perform any other term, covenant or agreement, which failure is not remedied within 30 days of notice, (4) a cross-default with other debt in certain circumstances, (5) the incurrence of certain liabilities under the Employee Retirement Income Security Act and (6) bankruptcy and other insolvency events. If an event of default occurs and is continuing, the lenders would have the right to accelerate and require the repayment of all amounts outstanding under the applicable agreement and would not be required to advance any additional funds. The Credit Agreement contains prepayment events that require Boeing to prepay outstanding advances or reduce the commitments if Boeing has any debt incurrence, equity issuance or disposition of assets, subject to customary terms and conditions set forth in the Credit Agreement.

Certain of the lenders and their affiliates have performed, and may in the future perform, for Boeing and its subsidiaries, various banking, underwriting, and other financial services, for which they receive customary fees and expenses.

The foregoing description is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1
Supplemental Credit Agreement, dated as of October 14, 2024, among The Boeing Company, as a Borrower, the Lenders party thereto, Citibank, N.A., as administrative agent, BofA Securities, Inc., Goldman Sachs Lending Partners LLC, and JPMorgan Chase Bank, N.A., as co-syndication agents and BofA Securities, Inc., Citibank N.A., Goldman Sachs Lending Partners LLC and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint book managers

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ John C. Demers
John C. Demers
Vice President, Assistant General Counsel and Corporate Secretary

Dated: October 14, 2024